Exhibit 3.1

Amended and Restated

Certificate of Formation

of

Geospace Technologies Corporation

ARTICLE I

NAME

1.1 The name of the corporation is Geospace Technologies Corporation (the “Corporation”).

ARTICLE II

Duration

2.1 The Corporation shall have a perpetual existence. This document shall become effective when filed with the Secretary of State of Texas.

ARTICLE III

PURPOSE

3.1 The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be organized under the Texas Business Organizations Code.

ARTICLE IV

Shares and shareholders

The total number of shares of stock of all classes which the Corporation has authority to issue is twenty-one million (21,000,000) shares, of which twenty million, (20,000,000) shares shall be common stock, with a par value of $.01 per share (“Common Stock”), and one million (1,000,000) shares shall be preferred stock, with a par value of $.01 per share (“Preferred Stock”). The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

4.1 Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is hereby vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the Texas Business Organizations Code (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to determine the designations, preferences, limitations, and relative rights, including voting rights, of each such series, all to the maximum extent permitted by the Texas Business Organizations Code as in effect on the date hereof or as hereafter amended.

4.2 Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors, and fractional shares may be issued.  The shares of Preferred Stock of any one series shall be identical with the other shares in such series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative. Shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.

4.3 Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

(a) dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise;

(b) the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

4.4 No holder of any stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend. No holder of any stock of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

4.5 Special meetings of the shareholders may be called by the president, the Board of Directors, any other person authorized to call special meetings by the Bylaws of the Corporation, or by the holders of at least fifty percent of the outstanding shares entitled to vote at such a meeting.

4.6 The holders of a majority of the outstanding shares of stock of the Corporation having voting power with respect to a subject matter (excluding shares held by the Corporation for its own account) present or represented by proxy shall constitute a quorum at the meeting of shareholders for the transaction of business with respect to such subject matter; provided, that in the case of a special meeting called by shareholders, the holders of two-thirds of the outstanding shares of the Corporation entitled to vote on a subject, represented in person or by proxy, shall be required for a quorum.

4.7 The shareholder vote required for approval of a merger, interest exchange, conversion, or sale of all or substantially all of the Corporation’s assets or any other fundamental business transaction is the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

4.8 Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders unless such consent is unanimous.

ARTICLE V

Liability of Governing Persons

5.1 No director or officer of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer except that this Article V shall not authorize the elimination or limitation of liability of a director or officer of the Corporation to the extent he or she is found liable for:

(a) A breach of duty of loyalty, if any, to the Corporation or its shareholders;

(b) An act or omission not in good faith that constitutes a breach of duty of such director or officer to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c) A transaction from which such director or officer received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s or officer’s office; or

(d) An act or omission for which the liability of a director or officer is expressly provided by an applicable statute.

5.2 If the Texas Business Organizations Code or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers of the Corporation, then the liability of a director or officer of the Corporation shall be limited to the fullest extent permitted by the Texas Business Organizations Code and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director or officer of the Corporation provided by the foregoing provisions of this Article V.

5.3 Any repeal of or amendment to this Article V shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

ARTICLE VI

INDEMNIFICATION

6.1 Each director or officer of the Corporation or a subsidiary of the Corporation who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Texas Business Organizations Code as in effect on the date hereof or as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right in consideration of a director’s service to the Corporation and may be relied upon by a director as consideration for such director’s service, and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Texas Business Organizations Code requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the applicable provisions of the Texas Business Organizations Code. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation or a subsidiary of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

6.2 The indemnification and advancement of expenses provided in this Article VI, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders, vote of disinterested directors, insurance arrangement or otherwise, both as to action in such person’s official capacity and as to action in another capacity.

6.3 The Corporation shall be obligated at all times to maintain the effectiveness of Bylaw provisions providing for the mandatory indemnification of the directors of the Corporation to the maximum extent permitted by the Texas Business Organizations Code.

6.4 Any repeal of or amendment to this Article VI shall be prospective only and shall not adversely affect any indemnification of a director or officer of the Corporation existing at the time of such repeal or amendment.

ARTICLE VII

Registered Office and Registered Agent

7.1 The address of the Corporation’s registered office is 1999 Bryan Street, Suite 900, Dallas, TX 75201, and the name of its registered agent at such address is CT Corporation System.

ARTICLE VIII

DIRECTORS

8.1 The number of directors constituting the current board of directors is seven (7). The Board of Directors shall be divided into three classes that have staggered terms of office, and each class shall include the same or a similar number of directors as each other class, with each class serving a term of three years. The names and addresses of the persons who are to serve as the initial directors (and if the bylaws provide for classes of directors, the year in which such directors’ terms shall expire) until the next annual meeting at which their term expires or until their successors are elected and qualified are:

Name	Address	Year of Expiration of Term
Gary D. Owens	7007 Pinemont Drive Houston, Texas 77040	2016

William H. Moody	7007 Pinemont Drive Houston, Texas 77040	2016

Thomas L. Davis	7007 Pinemont Drive Houston, Texas 77040	2017

Richard F. Miles	7007 Pinemont Drive Houston, Texas 77040	2017

Michael J. Sheen	7007 Pinemont Drive Houston, Texas 77040	2018

Charles H. Still	7007 Pinemont Drive Houston, Texas 77040	2018

Tina M. Langtry	7007 Pinemont Drive Houston, Texas 77040	2018

ARTICLE IX

BYLAW AMENDMENTS

9.1 The Board of Directors shall have the power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the shareholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the shareholders; provided, however, that the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted (i) by shareholders action without the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class or (ii) by director action without the affirmative vote of at least two-thirds (rounded up to the nearest whole number) of the directors then in office.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation effective as of this 16th day of April, 2015.

By:	/s/Thomas T. McEntire
Name:	Thomas T. McEntire
Title:	Chief Financial Officer